SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AMERICAN CAMPUS COMMUNITIES

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805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

April 6, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 10:00 a.m. (Central Time) on Thursday, May 11, 2006, at The Driskill Hotel, 604 Brazos Street, Austin, Texas. A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the Board of Directors,

Sincerely,
/s/ William C. Bayless Jr.
WILLIAM C. BAYLESS JR.
President and Chief Executive Officer

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2006

To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:

The 2006 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at The Driskill Hotel, 604 Brazos Street, Austin, Texas on Thursday, May 11, 2006, at 10:00 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect nine directors to a one-year term of office expiring at the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2006; and

(iii)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2006. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board of Directors has fixed the close of business on March 24, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the postage-prepaid envelope provided. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,
/s/ Brian B. Nickel
BRIAN B. NICKEL
Chief Financial Officer and Secretary
Austin, Texas
April 6, 2006

TABLE OF CONTENTS

Questions and Answers	1

Election of Directors	3

Board of Directors	3
Board Composition	3
Board Committees	5
Consideration of Director Nominees	6

Governance of the Company	7
Board Independence and Meetings	7
Director Qualifications; Limits on Board Service	7
Term Limits; Retirement Age	8
Board and Committee Evaluations	8
Number of Directors; Director Vacancies	8
Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business	8
Guidelines on Governance and Codes of Ethics	9
Communication with the Board of Directors	9
Stock Ownership Guidelines	9
Management Succession	10
Compensation of Directors	10

Executive and Senior Officers	11
Executive Officers	11
Senior Officers	11

Security Ownership	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

Compensation Committee Report on Executive Compensation	15

Compensation	17
Executive Officer Compensation	17
Common Units / PIUs	17
Outperformance Bonus Plan	18
Employment Contracts, Termination of Employment and Change-In Control Arrangements	18
Compensation Committee Interlocks and Insider Participation	19

Certain Relationships and Related Transactions	20

Common Stock Performance Graph	21

Audit Committee Information	22
Report of the Audit Committee	22
Independent Auditor Fees	23
Ratification of the Selection of Independent Auditors	24

Stockholder Proposals	24

2005 Annual Report	24

APPENDIX A: Audit Committee Charter

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400

Austin, Texas 78746

__________________________

PROXY STATEMENT

__________________________

The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about April 7, 2006, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 11, 2006.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Election of nine directors to hold office for a one-year term and ratification of Ernst & Young LLP as our independent auditors for 2006.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 24, 2006 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees and in favor of the ratification of Ernst & Young LLP as our independent auditors for 2006. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote?

A:
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting at which a quorum is present. In order for Ernst & Young LLP to be ratified as our independent auditors for 2006, the proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast on a proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:
As of the record date for the Annual Meeting, 17,203,573 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 24, 2006 can attend.

Q:	Who pays for this proxy solicitation?

A:
We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. We will not pay any additional compensation to directors, officers or employees for such services.

ELECTION OF DIRECTORS

There are currently nine directors on the Board. The Nominating and Corporate Governance Committee of the Board has selected each of the current directors as a nominee for election at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term.

All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means the nine nominees who receive the largest number of properly cast votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the nine director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named on the enclosed proxy card to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld.

The employment agreements with each of Messrs. Bayless and Nickel provide that such executive will be nominated as a director. See “Compensation - Employment Contracts, Termination of Employment and Change-In-Control Arrangements.” In connection with formation transactions consummated in connection with our initial public offering, or IPO, we agreed to nominate Mr. Rechler to be a director at the 2005 and 2006 Annual Meetings. In connection with our acquisition of a portfolio of properties from entities affiliated with Royal Properties, we agreed, for so long as recipients of units of limited partnership interest in our operating partnership continue to beneficially own, on an as if converted basis, units comprising at least 10% of our then outstanding fully diluted shares of common stock, to nominate Mr. Henneman as a director. For a further discussion of the agreements relating to Messrs. Rechler and Henneman, see “Certain Relationships and Related Transactions.”

BOARD OF DIRECTORS

Board Composition

The following pages contain information concerning the nominees, based upon information furnished us by each nominee.

William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003 and has served on our Board of Directors since August 2004. Mr. Bayless is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities. Mr. Bayless served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. He received a B.S. in Business Administration from West Virginia University. Age: 42.

R.D. Burck has been our Independent Chairman of the Board since August 2004. Mr. Burck retired from the position of chancellor of The University of Texas System in 2002. He currently serves as the first advisory director appointed by The University of Texas Investment Management Co., a non-profit corporation created by the University of Texas Board of Regents to manage the investment of all assets over which the board has fiduciary responsibility. Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000. Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984. In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network. Mr. Burck is currently a member of the board of directors of infiNET, Inc., Celo Data, Inc. and Frost Bank, a Senior Client Advocate for Willis Group Holdings and the Chairman of the Advisory Board of Patton Medical Devices, all of which are private companies. In addition, Mr. Burck serves as a member of the board of trustees of The Headliners Club. He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences. Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the American Cancer Society. Mr. Burck graduated from The University of Texas at Austin with a B.B.A. He also attended the South Texas School of Law in Houston. Age: 73.

G. Steven Dawson has served on our Board of Directors since August 2004. He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE: CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Mr. Dawson serves on the boards of Trustreet Properties, Inc. (NYSE: TSY), the largest restaurant REIT in the U.S.; Sunset Financial Resources, Inc. (NYSE: SFO), a mortgage REIT; AmREIT (AMEX: AMY), a retail property REIT; Desert Capital REIT, Inc., an unlisted, public mortgage REIT; and Medical Properties Trust (NYSE: MPW), a hospital/healthcare REIT. Mr. Dawson also serves on boards of various private charities and civic organizations and has other private interests. Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Council of the Mays Graduate School of Business. Age: 48.

Cydney C. Donnell has served on our Board of Directors since August 2004. She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University since March 2006, where she teaches in the Finance Department. Ms. Donnell was an Executive Professor at the Mays School from August 2004 to March 2006 and was a Visiting Lecturer from January 2004 to August 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Ms. Donnell served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Ms. Donnell currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940. Ms. Donnell has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 46.

Michael J. Henneman has served on our Board of Directors since March 2006. Mr. Henneman is the Chairman of the Board of Royal Properties and one of Royal Properties’ original partners and continues to be a managing general partner in each of its partnerships. He is also an owner and the President and Chief Executive Officer of Henneman, Raufeisen and Associates Inc., an Illinois-based architectural and engineering firm, and a founder and managing partner of HRBR Design Build L.L.C. and HWS Energy Partners L.L.C., affiliates of Henneman, Raufeisen and Associates Inc. In addition to his professional duties, Mr. Henneman has served as chairman of the Champaign County Chamber of Commerce and director of Bank Champaign and provided additional leadership on numerous other boards and committees. He is an affiliate of the American Institute of Architects and a member of the American Consulting Engineering Council and the National Society of Professional Engineers. Mr. Henneman received a B.S. in electrical engineering and an M.B.A. from the University of Illinois. He is registered as a professional engineer in Illinois, Arizona, Texas, Missouri, Wisconsin and Indiana. Age: 53.

Edward Lowenthal has served on our Board of Directors since August 2004. He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments. Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (AMEX: WRP) from 1997 until 2002, which manages primarily multifamily and office properties as well as real estate debt held directly and through joint ventures with institutional partners. He continues to serve as a director of Wellsford Real Properties, Inc. Mr. Lowenthal was a Founder, Trustee and

President of Wellsford Residential Property Trust, a NYSE listed multi-family real estate investment trust, until May 1997 when it was merged into Equity Residential. Mr. Lowenthal has more than 30 years of real estate and merger and acquisition experience in both public and private entities. Mr. Lowenthal serves as a trustee of Omega Healthcare Investors, Inc. (NYSE: OHI), a healthcare REIT; as a director of Ark Restaurants (NASDAQ: ARKR), an owner and operator of restaurants; as a director of Reis, Inc., a privately held real estate information and analytics provider; and as a director of Desarrolladora Homex, S.A. de C.V., a vertically integrated home development company focusing on affordable entry level and middle income housing in Mexico. Mr. Lowenthal serves as a trustee of The Manhattan School of Music and serves on its Finance and Executive Committees and chairs its New Building Committee. He served as a member of the Board of Governors of NAREIT from 1992-2000. He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal. Age: 61.

Brian B. Nickel has served on our Board of Directors since August 2004. He has served as our Executive Vice President, Chief Financial Officer and Secretary since May 2005 and as our Executive Vice President, Chief Investment Officer and Secretary from October 2003 until May 2005. Mr. Nickel joined our predecessor entities in June 1996 as Director of Business Development and has progressively contributed to our growth, serving in various capacities including Director of Acquisitions, Vice President of Acquisitions, Vice President of On-campus Development, and Senior Vice President of Development. Prior to joining us, Mr. Nickel held positions in the investment banking firm of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a B.S. in Economics from Northwestern University. Age:  33.

Scott H. Rechler has served on our Board of Directors since August 2004. He has been Chief Executive Officer and President of Reckson Associates Realty Corp. (NYSE: RA) since December 2003, served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003, serves as the Chairman of the Executive Committee of the Board of Directors of Reckson and has served as a director of Reckson since its formation. He served as President of Reckson from February 1997 to May 2001 and served as Chief Operating Officer of Reckson from its formation until May 1999. Mr. Rechler is a member of the Board of Directors of the Long Island Children’s Museum and is a member of the Board of Governors of NAREIT. Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of Frontline Capital Group, and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc. Mr. Rechler is a graduate of Clark University and received a Master’s Degree in Finance with a specialization in real estate from New York University. Age: 38.

Winston W. Walker has served on our Board of Directors since August 2004. He has been President and Chief Executive Officer of Walker & Associates since 1993, which provides strategic consultation primarily to clients in the healthcare and insurance industries. From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc. (NYSE: CBL), a shopping center REIT, and a member of the board of directors of MRI Medical, a private company. Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia. Age: 62.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

Board Committees

Audit Committee. The current members of the Audit Committee are Messrs. Dawson (Chairman), Burck and Walker. Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended in August 2005. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the original charter was included as Appendix A to the proxy statement relating to the 2005 Annual Meeting. A copy of the amended and restated charter is included herein as Appendix A and can also be viewed on our website at www.americancampuscommunities.com. The Report of the Audit Committee is set forth beginning on page 22 of this Proxy Statement.

The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us. The Audit Committee met nine times in 2005.

Executive Committee. Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Mr. Bayless (Chairman), Ms. Donnell, Mr. Nickel and Mr. Rechler, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law. The Executive Committee met one time in 2005.

Compensation Committee. The current members of the Compensation Committee are Messrs. Walker (Chairman), Dawson and Lowenthal. Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.americancampuscommunities.com. The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met six times in 2005.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Mr. Lowenthal (Chairman), Mr. Burck and Ms. Donnell. Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis. A copy of the charter is available on our website at www.americancampuscommunities.com. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principals and practices. The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met four times in 2005.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock. Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.

The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders. We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.

The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons. While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Each nominee for director at the 2006 Annual Meeting currently serves as a member of our Board.

GOVERNANCE OF THE COMPANY

Board Independence and Meetings

Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics. To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.americancampuscommunities.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence; Lead Independent Director. Currently, the Board has nine directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that five directors (Mr. R.D. Burck, Mr. G. Steven Dawson, Ms. Cydney C. Donnell, Mr. Edward Lowenthal and Mr. Winston W. Walker) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange. Mr. R.D. Burck serves as our Lead Independent Director.

Executive Sessions. Independent directors have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is Mr. Burck.

Meetings. The Board of Directors met seven times in 2005. All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2005. All directors are encouraged to attend our Annual Meeting. At the time of last year’s Annual Meeting, there were eight members of the Board, seven of whom attended such meeting.

Director Qualifications; Limits on Board Service

The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications. The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.

The Board recognizes that its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.

Term Limits; Retirement Age

The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday. However, the Board may approve exceptions to this practice when it believes it is in our interest to do so. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively. The reviews focus on the performance of the entire Board or the respective committee. In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee's performance. The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees. The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.

Number of Directors; Director Vacancies

Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business

Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. Our bylaws may be amended only by a majority of our directors.

Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•
the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);

•	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or

•
we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics

During 2004, the Board adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

Also during 2004, the Board of Directors adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.americancampuscommunities.com.

Communication with the Board of Directors

Stockholders who wish to communicate with any member of the Board of Directors may do so in writing to the following address:

Mr. R. D. Burck
Chairman of the Board
c/o American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

Mr. Burck will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Burck will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Burck will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Stock Ownership Guidelines

To further support our goal of achieving a strong link between stockholders and directors, directors are encouraged to purchase and hold shares of our common stock with a cost basis of at least $50,000 within three years of their election to the Board.

Management Succession

Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer. The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board.

Compensation of Directors

Except as described below, each non-employee director receives an annual fee of $25,000 for services as a director, payable quarterly. The Chairman of the Board receives an additional annual fee of $25,000 but is not entitled to receive any other committee meeting fees. Non-employee members of the Audit Committee, Executive Committee, Nominating and Corporate Governance Committee and/or Compensation Committee receive a fee of $2,000 for each committee meeting attended in person or $1,000 for each committee meeting attended by conference, telephone or similar communications equipment, except that in lieu of such meeting fee for Audit Committee meetings, the chairman of the Audit Committee receives a monthly fee of $2,000.

Our 2004 Incentive Award Plan (the “Plan”) provides for formula grants of restricted stock units, or RSUs, to non-employee directors. On August 17, 2004, the closing date of our IPO, except as described below, each non-employee member of the Board on such date received $25,000 of RSUs, or 1,429 RSUs, valued at $17.50 per RSU, the IPO price of our common stock. Thereafter, except as described below, on the date of each Annual Meeting at which a non-employee director is re-elected to the Board of Directors, such non-employee director receives $25,000 of RSUs valued at 100% of the Fair Market Value (as defined in the Plan) of our common stock on the date of grant. Accordingly, on May 12, 2005, the date of our 2005 Annual Meeting, each non-employee member of the Board re-elected on such date received 1,205 RSUs, valued at $20.76 per RSU, the Fair Market Value of our common stock on such date. Similarly, except as described below, each non-employee director who is initially elected to the Board of Directors receives $25,000 of RSUs on the date of such initial election and $25,000 of RSUs on the date of each Annual Meeting at which the non-employee director is re-elected to the Board of Directors, in each case valued at 100% of the Fair Market Value of our common stock on the date of grant. Shares underlying RSUs granted to directors will be settled, in accordance with the terms of the Plan, on the third anniversary of the date of the grant. Dividends accrue on the RSUs (without interest) equal to the cash dividends we pay on our common stock. A total of 14,375 RSUs have been issued, all of which are currently outstanding.

Mr. Rechler waived receipt of any director compensation until his re-election to the Board by our stockholders at the 2005 Annual Meeting. Mr. Henneman does not receive any director compensation.

Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.

EXECUTIVE AND SENIOR OFFICERS

Our executive and senior officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive and senior officers are not directors. For information regarding William C. Bayless, Jr., President and Chief Executive Officer, and Brian B. Nickel, Executive Vice President, Chief Financial Officer and Secretary, see “Board of Directors - Board Composition.”

Executive Officers

Greg A. Dowell has served as our Executive Vice President and Chief of Operations since May 2005 and served as our Senior Vice President and Chief of Operations from August 2004 until May 2005. Mr. Dowell joined our predecessor entities in October 2001 as Senior Vice President - Management Services. Prior to this, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Mr. Dowell received a B.S. in Accounting from the University of Louisiana, Lafayette and is a Certified Public Accountant. Age: 42.

James C. Hopke, Jr. has served as our Executive Vice President and Chief Investment Officer since May 2005. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities. Mr. Hopke was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Mr. Hopke received a B.S. in Administrative Management from Clemson University. Age: 44.

Senior Officers

Steve Crawford has served as our Senior Vice President of Management Services since August 2005.  From 1999 to 2005, he served as our Vice President of Management Services.  Mr. Crawford joined our predecessor entities in October 1997 as a Regional Manager and has served us in increasing capacities.  Mr. Crawford began his career in student housing with Allen & O’Hara, Inc., where he held various student housing management positions from 1991 until 1997.  Mr. Crawford graduated with a B.A. from the University of California, Santa Barbara in 1991 and with a Masters of Public Administration from California State University, San Diego in 1995.  Age: 36.

Jorge de Cárdenas has served as our Senior Vice President of Information Technology since August 2005 and joined our predecessor entities in January 2004 as Vice President of IT.  Prior to joining American Campus, Mr. de Cárdenas served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Mr. de Cárdenas began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Mr. de Cardenas was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Mr. de Cárdenas received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University.  Age: 42.

Jonathan A. Graf has served as our Senior Vice President, Chief Accounting Officer and Treasurer since May 2005, and served as our Vice President and Controller from October 2004 until May 2005. From September 1994 to September 2004, he served in various capacities at Southern Union Company, most recently as Vice President and Controller. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Mr. Graf received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant. Age: 40.

James R. Sholders has served as our Senior Vice President of Management Services since August 2005. From June 2003 to 2005 he served as our Vice President of Management Services. He joined us in 2001 as a Regional Manager. Mr. Sholders began his career in student housing in 1989 as a Resident Assistant with Allen and O’Hara, where he served in increasing capacities through 2001. Mr. Sholders received a B.S. in Secondary Education from West Virginia University and is a Certified Property Manager. Age: 36.

William W. Talbot has served as our Senior Vice President-Investments since August 2005.  Mr. Talbot joined us in August 2001 as Director of Acquisitions and has since served in increasing capacities, including Director of Asset Management and Vice President of Investments. Prior to joining us, Mr. Talbot was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients.  Mr. Talbot received a B.A. in Economics and Spanish from Vanderbilt University. Age: 31.

Brian N. Winger has served as our Senior Vice President-Development since October 2003. Mr. Winger joined us in March 2000 as Director-On-Campus Development and has since served in increasing capacities. Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000. From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University. From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company. Mr. Winger received a J.D. from Oklahoma City University and a B.S. in history/pre-law from Oklahoma Christian University in 1990. Mr. Winger is a licensed attorney in Oklahoma and a real estate broker licensed to practice in Oklahoma and Colorado. Age: 38.

Jason R. Wills has served as our Senior Vice President of On-Campus Development since 2004. From 2003 to 2004, he served as our Senior Vice President of Marketing and Development. Mr. Wills joined our predecessor entities in February 1997 as Manager-Marketing and Leasing and has served us in increasing capacities. Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993. Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing. Age: 34.

SECURITY OWNERSHIP

The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 24, 2006, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class
Cohen & Steers, Inc.	1,851,900	(1)	10.7%
FMR Corp.	1,428,620	(2)	8.3%
Davis Selected Advisors, L.P.	1,421,190	(3)	8.2%
Deutsche Bank AG	1,354,604	(4)	7.8%
ING Clarion Real Estate Securities	1,290,859	(5)	7.5%
Columbia Wanger Asset Management, L.P.	1,170,000	(6)	6.8%
Morgan Stanley	1,116,306	(7)	6.5%
AMVESCAP PLC	978,300	(8)	5.7%
William C. Bayless Jr.	73,786	(9)	*
R.D. Burck	3,000		*
G. Steven Dawson	8,000		*
Cydney C. Donnell	2,100		*
Michael J. Henneman	543,668	(10)	3.0%
Edward Lowenthal	15,000		*
Brian B. Nickel	45,997	(11)	*
Scott H. Rechler	57,000		*
Winston W. Walker	9,000		*
Greg A. Dowell	18,250	(12)	*
James C. Hopke, Jr.	3,194	(13)	*
All directors and executive officers as a group (11 persons)	778,995	(14)	4.3%

*  Less than one percent.

(1)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. beneficially owned an aggregate of 1,851,900 shares and possessed sole voting power over 1,816,700 shares and sole dispositive power over 1,851,900 shares.

(2)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. FMR Corp. beneficially owned an aggregate of 1,428,620 shares and possessed sole voting power over 122,000 shares and sole dispositive power over 1,428,620 shares.

(3)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706. Davis Selected Advisors, L.P. beneficially owned an aggregate of 1,421,190 shares and possessed sole voting and sole dispositive power over 1,421,190 shares.

(4)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Each of Deutsche Bank AG and RREEF America, L.L.C. beneficially owned an aggregate of 1,354,604 shares and possessed sole voting and sole dispositive power over 1,354,604 shares, and Deutsche Asset Management, Inc. beneficially owned an aggregate of 6,700 shares and possessed sole voting and sole dispositive power over 6,700 shares.

(5)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2004. The address of ING Clarion Real Estate Securities is 259 Radnor Chester Road, Suite 205, Radnor, PA 19087. ING Clarion Real Estate Securities beneficially owned an aggregate of 1,290,859 shares and possessed sole voting and dispositive power over 1,123,959 shares.

(6)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. Each of Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. beneficially owned an aggregate of 1,170,000 shares and possessed sole voting and sole dispositive power over 1,170,000 shares.

(7)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. Morgan Stanley beneficially owned an aggregate of 1,116,306 shares, possessed sole voting and sole dispositive power over 818,398 shares and shared voting and shared dispositive power over 348 shares, and Morgan Stanley Investment Management Inc. beneficially owned an aggregate of 1,025,720 shares and possessed sole voting and sole dispositive power over 752,865 shares.

(8)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2005. The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England. AMVESCAP PLC beneficially owned an aggregate of 978,300 shares and possessed sole voting and sole dispositive power over 978,300 shares.

(9)
Includes 23,238 restricted stock awards (“RSAs”) and 48,400 common units of limited partnership interest in our operating partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(10)	Comprised of 543,668 Common Units. Such Common Units are redeemable for cash or, at our election, an equal number or shares of our common stock after March 1, 2007.

(11)	Includes 15,492 RSAs and 29,040 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(12)	Includes 6,587 RSAs and 10,890 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(13)	Includes 3,024 RSAs.

(14)
Includes 48,341 RSAs and 631,998 Common Units, 88,330 of which are immediately redeemable and 543,668 of which are redeemable after March 1, 2007, in each case for cash or, at our election, an equal number of shares of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2005, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common shares were complied with in 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers our executive compensation program. The Compensation Committee consists entirely of independent members of our Board.

Objectives

An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success. Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives. Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to consistently measure and reward performance. The key objectives of our executive compensation program are to:

•	support our business objectives to produce consistent earnings growth and increase stockholder value;

•	attract, reward, motivate and retain talented executives;

•	tie executive compensation to our financial performance; and

•	link executives’ goals with stockholders’ interests.

Types of Compensation

The principal components of our executive compensation program are base salary, annual bonus, a portion of which may be received in restricted stock, and long-term compensation, which may include grants of RSAs, profits interest units (“PIUs”) or outperformance awards based on past performance. When awarding bonuses, the Compensation Committee uses specific qualitative and quantitative measures and factors in assessing individual performance.

The Compensation Committee believes that we are best served if executive compensation is targeted so that, in a year that we achieve target performance as determined by the Compensation Committee, compensation approximates the median level within our industry. Base salaries, bonus compensation and long-term compensation for our chief executive officer and other executive officers are set by the Compensation Committee after considering recommendations by management and factors such as the nature and responsibilities of each executive’s position, the executive’s experience, the achievement of overall performance, the achievement of individual goals and competitive industry compensation.

In conducting its review of management’s proposals, the Compensation Committee considers comparable companies included in the equity REIT peer group used for the comparison of total stockholder return in the performance graph. The Compensation Committee reviews salary information about comparable companies contained in public disclosures made by companies in the real estate industry and in published surveys. Our most direct competitors for executive talent are not necessarily identical to the REITs included in the peer group used in the performance graph. Thus, the peer group of REITs in the compensation analysis that was utilized by the Compensation Committee in analyzing management’s bonus proposals is not identical to the peer group used in the performance graph.

Base Salary. Members of executive management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determinations are individual performance, the success of each business unit in the individual’s area of responsibility in achieving business plans, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary. Members of executive management are eligible for periodic increases in their base salary as a result of individual and company performance, their salary relative to the competitive market median level and the time interval and any added responsibility since the last salary increase. The Compensation Committee reviews and approves any such salary increases for executive officers, including the Chief Executive Officer. In 2005, all of the named executive officers received a salary increase from 2004 due to these factors.

Annual Bonus. The Compensation Committee may award annual bonuses to executives, including the Chief Executive Officer, for the achievement of specified goals, with varying weightings applied to each area of goals based on the individual’s position. Each year, the compensation committee sets the target and maximum bonus that may be awarded to each executive officer if threshold goals are achieved. For 2005, the goals used in determining cash bonuses included:

•	the development and implementation of a strategic plan;

•	re-leasing of our owned off-campus assets to achieve revenue growth targets;

•	acquisitions and commencement of development and construction of owned off-campus assets to achieve asset growth targets;

•	growth of third party service revenues;

•	the completion of recapitalization transactions to fund growth objectives; and

•	the effectiveness of management’s overall performance, with an emphasis on growth in same store net operating income.

The weightings applicable to each goal are set in advance, and similar categories of goals will be used to determine bonuses with respect to 2006.

Long-Term Compensation. Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our stock. The Compensation Committee’s policy is to make all awards of restricted shares, PIUs or outperformance awards based on an officer’s actual current and past performance rather than projected future performance. Grants of RSAs, PIUs and outperformance awards are an important part of our long-term compensation plan. The Compensation Committee granted RSAs in January 2006 based on an assessment of our performance and the performance of the executive’s department during 2005.

CEO Performance Evaluation

In determining the compensation of Mr. Bayless, the compensation committee applied the same philosophy and procedures as it applies to other executive officers.

Under Mr. Bayless’s leadership, based on the goals described above, the assigned relative weighting and the achievement level for each, our achievement level for 2005 exceeded expectations. For 2005, under Mr. Bayless’s leadership, we developed and implemented a strategic plan, increased revenues by 44%, completed $120 million of acquisitions, entered into agreements to acquire $244 million in additional acquisitions, commenced the development and construction of two owned off-campus properties, increased third party service revenues by 9%, completed a successful secondary offering of our common stock and increased operating income by 43%. Based on these factors, the Compensation Committee granted Mr. Bayless a bonus of $175,000 and RSAs with a value on the date of grant of $300,000.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to any named executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing executives with appropriate rewards for their performance.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This executive officer compensation report is given by the following members of the Compensation Committee:

                    Winston W. Walker, Chairman
                    G. Steven Dawson
                    Edward Lowenthal

COMPENSATION

Executive Officer Compensation

The following table sets forth information regarding the compensation awarded for the past three fiscal years (i) to our Chief Executive Officer and (ii) to each of our three other executive officers at December 31, 2005. We did not grant any options, stock appreciation rights or long-term incentive plan awards during 2005 and there were no options or stock appreciation rights exercised during 2005 or outstanding at December 31, 2005.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Long-Term Compensation: RSAs (2)	All Other Compensation (3)

William C. Bayless, Jr.	2005	$ 300,000	$ 175,000	$ 18,802	$ 300,000	$ 2,100
Chief Executive Officer and	2004	253,333	130,000	--	300,000	--
President	2003	210,000	80,000	--	--	--
Brian B. Nickel	2005	250,000	125,000	12,535	200,000	--
Executive Vice President, Chief	2004	210,333	115,000	--	200,000	--
Financial Officer and Secretary	2003	175,000	100,000	--	--	--
Greg A. Dowell	2005	170,000	87,500	3,134	125,000	2,069
Executive Vice President and	2004	130,000	40,000	--	50,000	--
Chief of Operations	2003	124,000	25,000	--	--	--
James C. Hopke, Jr. (4)	2005	116,667	60,000	8,671	75,000	28,910
Executive Vice President and	2004	--	--	--	--	--
Chief Investment Officer	2003	--	--	--	--	--

(1)	Represents the amount of cash dividends paid on RSAs for Messrs. Bayless, Nickel and Dowell. The amount for Mr. Hopke represents tax reimbursement payments for relocation expenses.

(2)
Amounts for 2005 represent the value of RSAs as of January 31, 2006, the date of grant. Amounts for 2004 represent the value of RSAs as of February 16, 2005, the date of grant. All awards vest in five equal annual installments beginning on February 28 of the year following the date of grant, except for the 2004 grant to Mr. Dowell, which vests in three equal annual installments beginning on February 28, 2006. Dividends on RSAs are paid at the same rate and time as paid to holders of our common stock.

(3)
Amounts consist of an employer matching contribution under our 401(k) plan for Messrs. Bayless and Dowell and $1,365 of a matching contribution under our 401(k) plan and $27,545 of reimbursed relocation expenses for Mr. Hopke.

(4)	Mr. Hopke joined us in May 2005 and as such his salary represents a partial year of service.

Common Units / PIUs

PIUs were issued to certain executive and senior officers upon consummation of the IPO. In connection with our equity offering in July 2005, all 121,000 PIUs were converted to Common Units. Each Common Unit is deemed equivalent to one share of our common stock, and Common Units are entitled to the same quarterly per unit distributions as holders of our common stock. This treatment with respect to quarterly distributions is similar to the treatment of RSAs and RSUs.

Common Units are redeemable for cash based upon the fair market value of an equivalent number of shares of our common stock, or, at our election, an equal number of shares of common stock. Unlike RSUs, the grant or vesting of PIUs was not a taxable transaction to the recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them.

Outperformance Bonus Plan

Upon the consummation of the IPO, we granted a special award of a bonus pool equal to the value on the date of vesting of 367,682 shares of common stock to executive officers and certain key employees, subject to continued service and attainment of certain performance measures. No dividends or dividend equivalent payments accrue with respect to the shares underlying this bonus pool.

Vesting of the awards will occur on August 17, 2007, the third anniversary of the IPO, provided that the employees have maintained continued service and that at least one performance measure, as outlined in the plan, has been achieved. These performance measures are: (i) a total return on our common stock of at least 25% per annum from the IPO date through the vesting date (the “Primary Performance Measure”), or (ii) a total return on our common stock of at least 12% per annum from the IPO date through the vesting date, and such return is at or above the 60th percentile of the total return achieved by “peer” companies during the same period (the “Alternate Performance Measure”).

Payments of vested awards will be made within 120 days of vesting. The Compensation Committee may, in its sole discretion, elect to pay such an award through cash, the issuance of shares of common stock, PIUs or similar securities (provided that such issuance will not result in any recognition of taxable income by the recipient), valued at the date of issuance.

Any individual award that becomes unvested as a result of an early termination of employment will be reallocated among the remaining recipients. In the event of a change of control, or termination of employment other than for “cause” or by a designated recipient for “good reason,” the award will be fully vested at that time (with the value of the bonus pool to be determined at that time for any affected award recipient) if the Primary Performance Measure has been achieved. Otherwise, a portion (but not less than 50%) of the special award (equal to the portion of the initial three-year vesting period that has elapsed) will be vested at that time if the Alternate Performance Measure has been achieved.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

As of December 31, 2005, we had employment agreements in effect with each of our executive officers (Messrs. Bayless, Nickel, Dowell and Hopke) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs. The employment agreements with our executive officers provide for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Nickel to serve as a member of the Board and our Executive Vice President, Chief Financial Officer and Secretary, Mr. Dowell to serve as our Executive Vice President and Chief of Operations and Mr. Hopke to serve as our Executive Vice President and Chief Investment Officer.

The employment agreements provide for the following:

•
an annual base salary of $300,000 for Mr. Bayless, $250,000 for Mr. Nickel and $175,000 for each of Messrs. Dowell and Hopke, subject in each case to increases in accordance with our normal executive compensation practices;

•
eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary), and in the case of Mr. Hopke, we agreed to pay him an annual bonus of at least $60,000 in cash in respect to the 2005 fiscal year;

•
in the case of Messrs. Bayless and Nickel, a grant of 48,400 and 29,040 PIUs, respectively, representing a 0.40% and 0.24% limited partnership interest in our operating partnership, respectively, valued at $847,000 and $508,200, respectively, based on the value of our common stock at the consummation of the IPO, each of which was immediately vested;

•
an outperformance award to Messrs. Bayless, Nickel, Dowell and Hopke of 110,305 shares, 66,183 shares, 29,415 shares and 20,000 shares, respectively, subject to the terms and conditions of our Outperformance Bonus Program; and

•	participation in other employee benefit plans applicable generally to our executives.

Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time. Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.

The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a cash payment equal to 299% for Mr. Bayless, 200% for Mr. Nickel and 100% for Messrs. Dowell and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

•	his prorated annual bonus for the year in which the termination occurs;

•
health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	excise tax equalization payments.

Additionally, we have entered into non-competition agreements with Messrs. Bayless, Nickel, Dowell and Hopke in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.

Compensation Committee Interlocks and Insider Participation

No director who served on our Compensation Committee during 2005 was either an officer or employee during 2005, a former officer or was party to any material transaction described below in the “Certain Relationships and Related Transactions” section.

No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the formation transactions consummated immediately before our IPO, most of the interests in our off-campus properties were owned by RAP Student Housing Properties, LLC (“RAPSH”), which was wholly-owned by Reckson Asset Partners, LLC (“RAP”). Reckson Strategic Venture Partners, LLC (“RSVP”) owned a 67% interest in RAP and, prior to the IPO, was our sole stockholder. Pursuant to agreement entered into in connection with the formation transactions, in 2005, we paid RAP and RSVP an aggregate of approximately $1.7 million relating to a guarantee fee and the distribution of insurance proceeds from a fire that occurred at an off-campus student housing property. Scott H. Rechler is one of our directors and is the Chief Executive Officer and President of Reckson Associates Realty Corp. (“Reckson”) and the Chief Executive Officer and sole director of FrontLine Capital Group. FrontLine is the indirect parent of RSVP. Reckson is the indirect non-controlling minority owner of RAP and the largest creditor of FrontLine. In 2002, FrontLine filed for protection from creditors under the federal bankruptcy laws. In connection with the formation transaction, we also agreed to nominate Mr. Rechler for reelection as director at the 2005 and 2006 Annual Meetings.

On December 2, 2005, we entered into a contribution and sale agreement with affiliates of Royal Properties to acquire a 13-property portfolio. The closing of the transactions contemplated by the contribution and sale agreement occurred on March 1, 2006, at which time Mr. Henneman received 543,668 Common Units valued at $23.50 per unit. These units are redeemable after March 1, 2007 into an equal number of shares of our common stock or cash, at our election. The contribution and sale agreement provides, among other things, that Michael J. Henneman, a principal of the Royal Properties entities, will be appointed to our Board of Directors at closing and that we will cause Mr. Henneman to be nominated for reelection so long as recipients of units of limited partnership interest in our operating partnership issued at closing continue to beneficially own, on an as if converted basis, units comprising at least 10% of the then outstanding fully diluted shares of our common stock. The contribution and sale agreement also provides that, in his capacity as a limited partner of our operating partnership, Mr. Henneman will enter into the First Amendment to Amended and Restated Agreement of Limited Partnership of the Operating Partnership that, among other things, sets forth the rights and preferences of such units; a Registration Rights Agreement pursuant to which we will register shares into which such units are exchangeable; and a Tax Matters Agreement that, among other things, will prevent the operating partnership from selling the properties comprising the Royal Portfolio under certain circumstances if the limited partners would recognize a taxable gain in such a disposition.

COMMON STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative total return on our common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and The MSCI US REIT Index for the period August 17, 2004, the date of our IPO, through December 31, 2005. The performance graph assumes an investment of $100 on August 17, 2004 in each of us and the two previously mentioned indices, and the reinvestment of any dividends. The performance reflected in the graph is not necessarily indicative of future performance.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter (as amended and restated in August 2005), a copy of which is included herein as Appendix A.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed our earnings releases with management.

During 2005, management worked to establish, evaluate and maintain the Company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept informed of the progress of management on this evaluation and provided oversight and advice to management during the process.

Ernst & Young LLP, our independent auditors, are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This Audit Committee report is given by the following members of the Audit Committee:

                                G. Steven Dawson, Chairman
                    R.D. Burck
                                Winston W. Walker

Independent Auditor Fees

The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2005 and 2004 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2005	2004

Audit Fees (2)	$764,000	$1,694,000
Audit-Related Fees (3)	62,000	170,000
Tax Fees (4)	165,000	60,000
All Other Fees (5)	--	2,000

Total (6)	$991,000	$1,926,000

(1)	All such services subsequent to our IPO were preapproved by the Audit Committee.

(2)
Fees for audit services billed in 2005 and 2004 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services. Fees for audit services billed in 2005 included $250,000 related to the audit of our internal controls over financial reporting. During 2004, audit fees included approximately $1,621,000 for services provided in conjunction with the IPO.

(3)	Fees for audit-related services billed in 2005 and 2004 included financial accounting and reporting consultations and audits of certain subsidiaries.

(4)	Fees for tax services billed in 2005 and 2004 included tax compliance services and tax planning and advice services.

(5)	Fees for all other services billed in 2004 consisted of permitted non-audit services, such as access to Ernst & Young LLP’s accounting and auditing research database.

(6)	Excludes amounts that we reimbursed Ernst & Young LLP for out-of-pocket expenses, which totaled approximately $6,000 in 2005 and $28,000 in 2004.

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.

The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the Selection of the Independent Auditors

The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2006.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.

The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2006.

STOCKHOLDER PROPOSALS

We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2007 no later than December 31, 2006. A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors - Consideration of Director Nominees.” We did not receive any formal proposals during 2005 from stockholders.

2005 ANNUAL REPORT

Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, are on our website at www.americancampuscommunities.com and available without charge to stockholders upon writing to our corporate secretary. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Directors,
/s/ Brian B. Nickel
BRIAN B. NICKEL
Chief Financial Officer and Secretary

Austin, Texas
April 6, 2006

Appendix A

AUDIT COMMITTEE CHARTER

OF

AMERICAN CAMPUS COMMUNITIES, INC.

(Amended and Restated as of August 4, 2005)

Purpose

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of American Campus Communities, Inc. (the "Company") is to oversee the broad range of issues surrounding the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Committee's primary focus is: (1) to assist the Board in monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditors' qualifications and independence, and (d) the performance of the Company's internal audit function and independent auditors; and (2) to prepare the audit committee report that the United States Securities and Exchange Commission (the "SEC") rules require be included in the Company's annual proxy statement.

Organization

This charter (the "Charter") governs the operation of the Committee. The Committee shall provide a medium within the Company for consideration of matters relating to any audit issues. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged for the purpose of performing any audit, review or attest services and shall deal directly with such accounting firm. At its sole discretion, the Committee may retain outside legal, accounting and financial consultants or other advisors and may delegate to subcommittees to assist it in its activities. The fees and expenses of such consultants and advisors shall be borne by the Company.

Membership

The members of the Committee shall be appointed by the Board and shall consist of three or more members, as the Board may determine from time to time, of the Company's Board and shall serve until their successors are duly elected and qualified. Director fees are the only compensation that a member of the Committee may receive from the Company. The Chair of the Committee will be designated by the independent members of the Board. Each Committee member shall meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be free from any relationship that, in the opinion of the Board, will interfere with his or her independent judgment as a member of the Committee.

Composition

All members of the Committee shall have working familiarity with basic finance and accounting practices. Committee members may enhance their understanding of their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant or firm. At least one member of the Committee shall be an audit committee financial expert (as defined in Item 401(h) of Regulation S-K).

Meetings

The Committee shall hold such regular meetings as may be necessary or advisable, but no less frequently than quarterly, and special meetings as may be called by the Committee's chairperson or at the request of the internal auditors (or personnel or independent third party responsible for the internal audit function). The Chair of the Committee, in consultation with the other Committee members, will determine the frequency and length of the meetings and will set agendas consistent with this Charter. The Chair may consult with management in the process of establishing agendas for Committee meetings. The Committee will keep written minutes of its meetings, which

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shall be recorded and filed with the books and records of the Company, and will report its actions and recommendations to the Board. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee. Unless otherwise provided herein, all actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

Duties and Responsibilities

The Committee's policies and procedures shall remain flexible in order to best react to changing conditions and to help ensure that the Company's accounting and reporting practices are consistent with applicable legal requirements and are of the highest quality. The Committee shall:

1)	Select, appoint, retain, dismiss and oversee the work of the Company's independent auditors.

2)
Pre-approve the retention of the Company's independent auditors for audit and non-audit services (other than as provided in Section 10a(i)(B) of the Exchange Act relating to de minimus exceptions from the pre-approval requirements). The Committee may delegate the duty to pre-approve any such payment to any member of the Committee, provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification.

3)	Review all related party transactions entered into by the Company with any of the Company's directors or executive officers.

4)
Ensure audit partner rotation as required by law or the rules of the New York Stock Exchange (the “NYSE”) and consider whether, in order to assure continuing independence of the independent auditors, there should be regular rotation of the audit firm itself.

5)	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

6)	Review, evaluate and reassess the performance of the Committee annually and discuss such annual performance evaluation with the Board.

7)
Review the Company's annual audited financial statements and quarterly unaudited financial statements with the Company's management and independent auditors and recommend whether the annual audited financial statements should be included in the Company’s annual report on Form 10-K.

8)
Review the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's periodic reports and registration statements filed with the SEC.

9)
Review and discuss with the Company's management and independent auditors the Company's quarterly earnings press releases (paying particular attention to any use of "Pro Forma" or "Adjusted" non-GAAP, information) and earnings guidance. Provided that such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

10)
Review and discuss generally with the Company's management and independent auditors the type of other financial information provided to analysts and rating agencies, provided that the Committee need not discuss such other financial information before it is provided to analysts and rating agencies.

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11)	Review any major changes to the Company's auditing and accounting principles and practices as suggested by the Company's management or independent auditors.

12)	At least annually, obtain and review a report by the Company's independent auditors describing:

a)	the auditors' internal quality-control procedures;

b)
any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors and any steps taken to deal with any such issues; and

c)	all relationships between the independent auditors and the Company (to assess the auditor's independence).

13)
Review and receive periodic reports (as well as the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. I as may be modified or supplemented) from the Company's independent auditors regarding the auditor's qualifications, performance, independence and their registration with the SEC; discuss such materials with the auditors; after receipt of the annual report provided by the independent auditors discussed above in Section 12, present its conclusions with respect to the independent auditors to the full Board; and, if so determined by the Committee, recommend that the Board take appropriate action to insure the independence of the auditors and continued registration with the SEC.

14)	Review with the Company's legal counsel and management any legal matters that may have a material impact on the financial statements or the Company's compliance policies.

15)
Review with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including any problems or difficulties the auditors may have encountered and any management letter provided (or intended to be provided) by the auditors and management's response, including:

a)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of the activities or access to required information;

b)	any changes required in the planned scope of the external audit;

c)	any significant disagreements with management;

d)	any material written communications between the independent auditors and the Company's management, such as any management letter or schedule of unadjusted differences; and

e)
any accounting adjustments that were proposed by the Company's independent auditors but were "passed" (as immaterial or otherwise), and any material communications between the audit team and the independent auditors' national office respecting auditing or accounting issues presented by the engagement.

16)
Ensure that the Company has an internal audit function to provide management and the Company with ongoing assessments of the Company’s risk management processes and systems of internal control. The Company may choose to outsource this function to a firm other than its independent auditors. Review the adequacy of the Company's internal audit function.

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17)	Review and discuss with the Board any issues that arise with respect to the quality or integrity of the performance of the Company's internal audit function.

18)	Review annually with the Company's management and independent auditors:

a)
analyses prepared by the Company's management and/or independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles ("GAAP") on financial statements; and

b)	the effect of regulatory and accounting initiatives, as well as review and approve any off-balance sheet structures on the Company's financial statements.

19)
Review at least annually major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls, and any special audit steps adopted in light of material control deficiencies.

20)	Review the audit report provided by the Company's independent auditors, which should include:

a)	all critical accounting policies and practices used; and

b)
all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company's management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

21)
Meet periodically with the Company's management and independent auditors in separate sessions to review the Company's policies with respect to major risk exposures and the steps management has taken to monitor and control such exposures.

22)
Meet periodically with the Company's management, the independent auditors and the internal auditors (or personnel or independent third party responsible for the internal audit function), in separate sessions, to encourage entirely frank discussions with the Committee, including, without limitation, discussions regarding the Company's financial reporting control procedures, the quality of the Company's financial reporting, the adequacy and competency of the Company's financial management and the Company’s policies with respect to major risk exposures and the steps management has taken to monitor and control such exposures.

23)
Meet and discuss with the internal auditors (or personnel or independent third party responsible for the internal audit function) the Company's risk management processes and systems of internal control.

24)	Establish and maintain procedures for:

a)	the receipt, retention, and treatment of complaints received from the Company’s employees or any other person regarding accounting, internal accounting controls, or auditing matters; and

b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25)	Fulfill the responsibilities of the Committee set forth in applicable laws and regulations, the Company's bylaws and any code of business conduct and corporate governance guidelines of the Company.

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26)	Set clear hiring policies for employees or former employees of the independent auditors in compliance with the rules and regulations set forth by the SEC and the NYSE.

27)	Review the effect of regulatory and accounting initiative, as well as off-balance sheet structures, if any, on the financial statements of the Company.

28)	Meet regularly with the Board to effect the Committee's purposes noted above.

29)
Do every other act incidental to, arising out of or in connection with, or otherwise related to, the authority granted to the Committee hereby or the carrying out of the Committee's duties and responsibilities hereunder.

Limitation of Committee's Role

While the Committee has the authority, powers, and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable legal, accounting, and other requirements. These are the responsibilities of the Company's management and the independent auditors.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AMERICAN CAMPUS COMMUNITIES, INC.

FOR THE MAY 11, 2006

ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints William C. Bayless Jr., Brian B. Nickel and Jonathan A. Graf, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of common stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 24, 2006, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 11, 2006 at 10:00 a.m., central time, at The Driskill Hotel, 604 Brazos Street, Austin, Texas or at any adjournment or postponement thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2006 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH PROXY CARD HERE

Please sign, date, and return this proxy card in the enclosed envelope.

[X] Votes MUST be indicated (x) in Black or Blue ink.

1.    Election of Directors for a one-year term expiring at the 2007 Annual Meeting of Stockholders

FOR [   ]        WITHHOLD ALL [   ]        FOR ALL EXCEPT [   ]

Nominees:
(01) William C. Bayless Jr.   (06) Edward Lowenthal
(02) R.D. Burck     (07) Brian B. Nickel
(03) G. Steven Dawson   (08) Scott H. Rechler
(04) Cydney C. Donnell   (09) Winston W. Walker
(05) Michael J. Henneman

____________________________________________________________
To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the space above.

2.	Ratification of Ernst & Young as our independent auditors for 2006

FOR [   ]        AGAINST [   ]        ABSTAIN [   ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [   ]

Please return your signed proxy at once in the enclosed postage-prepaid envelope provided, even if you plan to attend the meeting in person.

Please sign exactly as name appears on the records of American Campus Communities, Inc. If the shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
_______________________________________   _______________________________________   _______________________________________
Date	Share Owner sign here	Co-Owner sign here